Exhibit 99.2
Unity Software Inc.
Non-Employee Director Compensation Policy
Adopted: August 14, 2020
Amended and Restated: December 2, 2021
Amended and Restated: March 4, 2022
Amended and Restated: September 7, 2023
Amended and Restated: April 30, 2024
Each member of the Board of Directors (the “Board”) of Unity Software Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”) or any successor equity incentive plan.
The Policy became effective on September 17, 2020 (the “Effective Date”). The Policy may be amended at any time in the sole discretion of the Board.
Following the Effective Date, each Non-Employee Director will be eligible to receive the applicable compensation set forth below. Any equity compensation will be granted under the Plan or any successor equity incentive plan. Grants made in connection with the initial public offering were not covered by this Policy.
(a)Initial Grant. Without any further action by the Board, each person who, after the Effective Date is elected or appointed for the first time to be a Non-Employee Director (a “New Director”) will automatically, upon the date of their initial election or appointment to be a Non-Employee Director (or, if such date is not a business day, the first business day thereafter), be granted an RSU Award covering a number of shares of Common Stock equal to (A) $400,000 divided by (B) the closing sales price per share of the Company’s Common Stock on the applicable grant date, rounded down to the nearest whole share (each, an “Initial Grant”). Each Initial Grant will vest and become payable in a series of successive equal quarterly installments over the three-year period measured from the applicable grant date, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.
(b)Retainer Grant. Without any further action by the Board, at the close of business on the date of each annual meeting of the stockholders of the Company following the Effective Date (each, an “Annual Meeting”), each person who is then a Non-Employee Director will automatically be granted an RSU Award covering a number of shares of Common Stock equal to (A) the Total Retainer (as defined below) minus such Non-Employee Director’s Cash Election (as defined below), if any, divided by (B) the closing sales price per share of the Common Stock on the date of the applicable Annual Meeting, rounded down to the nearest whole share (each, a “Retainer Grant”). Each Retainer Grant will fully vest and become payable on the earlier of (1) the first anniversary of the applicable grant date and (2) the date of the first Annual Meeting following the applicable grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.
The “Total Retainer” shall mean the sum of the following retainer fees, as applicable with respect to such Non-Employee Director, measured as of the date of the Retainer Grant:

Committee Chair:	$25,000.00
Committee Member:	$10,000.00
Lead Independent Director:	$25,000.00
Chairperson:	$60,000.00

(c) Annual Grant. Without any further action by the Board, at the close of business on the date of each Annual Meeting, each person who is then a Non-Employee Director will automatically be granted an RSU Award covering a number of shares of Common Stock equal to (A) $285,000 minus such Non-Employee Director’s Cash Election (as defined below), if any, divided by (B) the closing sales price per share of the Company’s Common Stock on the date of the applicable Annual Meeting (each, an “Annual Grant”). Each Annual Grant will fully vest and become payable on the earlier of (1) the first anniversary of the applicable grant date and (2) the date of the first Annual Meeting following the applicable grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.
(d)Cash Election. Prior to the first day of the calendar year in which the Retainer Grant and Annual Grant are to be made (or, if later, in the case of a New Director, prior to the New Director’s commencement of service), each Non-Employee Director may elect, using such election form as may be provided by the Company, to receive up to $100,000 of the value of the Annual Grant and any or all of their Retainer Grant in the form of a cash payment (any such amount that is elected, the “Cash Election”). The Cash Election shall be paid within ten (10) business days following the vesting date of the Annual Grant and Retainer Grant, subject to the Non-Employee Director’s Continuous Service through such vesting date. If no election is made by the relevant deadline, then no Cash Election shall be subtracted from the value of the Annual Grant and the Retainer Grant, as applicable.
(e)Change in Control. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control, the shares subject to their then-outstanding equity awards that were granted pursuant to the Policy (and any other then-outstanding Company equity awards then held by such Non-Employee Director), and any Cash Election elected in lieu of a portion of a Retainer Grant or an Annual Grant, will become fully vested and payable immediately prior to the closing of such Change in Control.
(f)Remaining Terms. The remaining terms and conditions of each RSU Award will be as set forth in the Plan and the Company’s standard RSU Award Grant Notice and RSU Award Agreement, in the form adopted from time to time by the Board.
2.    Vesting in the Event of Death.
Notwithstanding anything to the contrary herein, if a Non-Employee Director’s Continuous Service terminates because of their death (i) within the first year of Continuous Service, then 50% of any RSU Award held by the Non-Employee Director shall vest and become payable effective as of immediately prior to the effective time of such termination or (ii) on or after the first year of their Continuous Service, then 100% of any RSU Award held by the Non-Employee Director shall vest and become payable effective as of immediately prior to the effective time of such termination. If the Non-Employee Director elected a Cash Election and their Continuous Service terminates because of their death (i) within the first year of Continuous Service, then 50% of the Cash Election shall be paid to their legal representative within ten (10) business days of the effective time of termination or (ii) on or after the first year of their Continuous Service, then 100% of the Cash Election, shall be paid to their legal representative within ten (10) business days of the effective time of termination.
3.    Non-Employee Director Compensation Limit
Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.
4.    Ability to Decline Compensation
A Non-Employee Director may decline all or any portion of their compensation under the Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

5.    Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.